FORM OF

SERVICE AGENT AGREEMENT

WITH

FIDELITY SERVICE COMPANY INC.

This Agreement is hereby made as , 2005, by and between Fidelity Service Company, Inc. ("FSC"), a Massachusetts corporation with its principal offices at 82 Devonshire Street, Boston, Massachusetts, and Fidelity Rutland Square Trust (the "Trust"), a registered, open-end management investment company with its principal offices at 82 Devonshire Street, Boston, Massachusetts. (the "Agreement")

In consideration of the premises and the mutual promises hereinafter set forth, FSC and the Trust hereby agree as follows:

1. Appointments. The Trust hereby appoints and employs FSC as agent to provide the services described in this Agreement for the Trust, on behalf of each separate series thereof listed on Schedule A (each a "Portfolio," and collectively, the "Portfolios"). FSC shall perform the obligations and the services set forth herein in accordance with the terms and conditions hereto. The reference to the Trust, when applicable to one or more Portfolios of the Trust, shall refer to each Portfolio listed in Schedule A.

2. Documents. The Trust has furnished FSC copies of the Trust's declaration of trust or other organizational document, bylaws (if any), management contracts, custodian contracts, current prospectuses and statements of additional information (each a "Prospectus"), any other governing documents, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish promptly to FSC a copy of any amendment or supplement to the above-mentioned documents. The Trust shall furnish to FSC any additional document requested by it as necessary for it to perform the services required hereunder.

3. Services to be Performed.

A. FSC shall be responsible for performing as agent, as of the date of this Agreement, the pricing and bookkeeping services described as follows:

(1) Maintain and preserve all accounts, books, financial records and other financial documents as are required of the Portfolio including maintenance of the general ledger, transfer agent cash and share reconciliations, recordings and verification of daily income, expense accruals and capital gains and losses with respect to each Portfolio.

(2) Accounting relating to each Portfolio and transactions of the Portfolio for securities and investments including but not limited to common stock, corporate bonds, municipal bonds, futures, options, swaps and other derivatives. Provide trade settlement support, including failed trade resolution, mortgage block allocation, and cash and security reconciliation.

(3) Assist in the preparation of registration statements, financial statements, proxy statements and other statements or filings as may reasonably be requested.

(4) Monitor cash positions, research variances, and provide projected cash balances. Monitor and process income and reconcile with custodian.

(5) Maintenance of security reference data used by Fund Accounting.

(6) Daily pricing of the Portfolio's investments, including collecting quotations from pricing service engaged by Fidelity Pricing and Cash Management Services (FPCMS); collecting and verification of foreign security prices; researching discrepancies, and using fair value pricing as determined by the Fair Value Committee when required by the Portfolio's policies.

(7) The determination of net asset value per share of the outstanding shares of each Portfolio and the offering price, if any, at which shares are to be sold, at the times and in the manner described in the declaration of trust or other organizational document, as amended, and the Prospectus of the Portfolio.

(8) Calculate the yield, expense ratio, turnover rate, and other such financial and portfolio information as may be requested by the Portfolio. Determine portfolio distributions, if any, and the tax characterization of such distributions.

(9) The timely communication of information determined in 7 and 8 above, to the person or persons designated by the Trust.

(10) In conjunction with each Portfolio's custodian ("Custodian"), receiving information and keeping records about all domestic and foreign corporate actions, including, but not limited to, cash and stock distributions or dividends, stock splits and reverse stock splits, taken by companies whose securities are held by the Portfolio and transactions involving foreign currencies.

4. Record Keeping and Other Information. FSC shall create and maintain all records required by all applicable laws, rules and regulations relating to the services to be performed herein, including but not limited to, all applicable records required by Section 31(a) of the Investment Company Act of 1940 ("1940 Act") and the rules thereunder, as the same may be amended from time to time. All records shall be the property of the Trust and shall be available for inspection and use by the Trust at all times. Where applicable, such records shall be maintained by FSC for the periods and in the places required by rules under the 1940 Act.

5. Audits, Inspections, Visits and Other Duties. FSC shall make available during regular business hours all records and other data related and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, FSC shall make available during regular business hours it facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust. FSC shall also inform any agent or person designated by the Trust of the existence and results of any audit, inspection or visit by any regulatory agency having authority over the Trust. FSC shall help facilitate periodic SAS 70 reviews by the Portfolio's independent auditors.

FSC shall also maintain a continuing awareness of significant emerging regulatory and legislative developments that may affect the Portfolio and adopt additional procedures for compliance with regulations if necessary. FSC shall consult with independent accountants, legal counsel, officers of the Fund, and the Fund Treasurer's Office in establishing such policies.

6. Compensation. For the performance of its obligations hereunder, each Portfolio shall pay FSC in accordance with the fee arrangements described in Schedule B, attached hereto, as the same may be amended from time to time.

7. Appointment of Agents. FSC may, at its expense, at any time or times in its discretion appoint (and may at any time remove) one or more other parties as agent to perform any or all of the services specified hereunder and carry out such provisions of this Agreement as FSC may from time to time direct; provided, however, that the appointment of any such agent shall not relieve FSC of any of its responsibilities or liabilities hereunder.

8. Use of FSC's Name. The Trust shall not use the name of FSC in any Prospectus, sales literature or other material relating to the Trust or any Portfolio of the Trust in a manner not consented to by FSC prior to use; provided, however, that FSC shall approve all uses of its name which merely refer in accurate terms to its appointments, duties or fees hereunder or which are required by the Securities and Exchange Commission ("SEC") or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

9. Use of Trusts' Names. FSC shall not use the name of the Trust or any of its Portfolios or any material relating to the Trust or any of its Portfolios on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not consented to by the Trust prior to use; provided, however, that the Trust shall approve all uses of its name or the name of any Portfolio of the Trust which merely refer in accurate terms to the appointment of FSC hereunder or which are required by the SEC or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

10. Security. FSC represents and warrants that, to the best of its knowledge, the various procedures and systems which FSC has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Trust's blank checks, certificates, records and other data and FSC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. FSC shall review such systems and procedures on a periodic basis and the Trust shall have access to review these systems and procedures.

11. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provide by a party hereto shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any examiner of FSC, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

12. Insurance. FSC shall maintain insurance of the types and in the amounts deemed by it to be appropriate and shall notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reason or reasons therefor. FSC shall notify the Trust of any material claims against FSC, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by FSC under its insurance coverage. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Trust, FSC or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

13. Indemnification.

A. Subject to the provisions of Section 18 hereof, the Trust agrees to indemnify and hold FSC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1) any claim, demand, action or suit brought by any person other than the Trust, including by a shareholder, which names FSC and/or the Trust as a party and is not based on and does not result from FSC's willful misfeasance, bad faith or negligence or reckless disregard of its duties, and arises out of or in connection with FSC's performance hereunder; or

(2) any claim, demand, action or suit (except to the extent contributed to by FSC's willful misfeasance, bad faith or negligence or reckless disregard of its duties) which results from the negligence of the Trust, or from FSC's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust, or as a result of FSC's acting in reliance upon advice reasonably believed by FSC to have been given by counsel for the Trust, or as a result of FSC's acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

B. FSC shall indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than FSC, which names the Trust and/or FSC as a party and is based upon and arises out of FSC's willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with its performance hereunder.

In the event that either party requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the "Indemnified Party") shall inform the other party (the "Indemnifying Party") of the relevant facts known to the Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter which presents, or appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim which may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party's prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold the Indemnified Party harmless hereunder.

14. Acts of God, etc. FSC shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication equipment of common carriers or power supply. In the event of equipment breakdowns beyond its control, FSC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions and mitigate their effects but shall have no liability with respect thereto. FSC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment.

15. Amendments. FSC and the Trust shall regularly consult with each other regarding FSC's performance of its obligations and its compensation hereunder. In connection therewith, the Trust shall submit to FSC at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statements (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material which would require any change in FSC's obligations hereunder shall be subject to FSC's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein materially increases the cost to FSC of performing its obligations hereunder, FSC shall be entitled to receive reasonable compensation therefor.

16. Schedules to the Agreement. Any schedule to this Agreement may be amended or deleted, or additional schedules may be included, as deemed necessary from time to time by agreement between the Trust and FSC. Deletion of any schedule shall be in accordance with the termination provisions of Section 17 of this Agreement. Each schedule and any amendments thereto shall be dated and signed by the parties to this Agreement.

17. Duration, Termination, etc. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, except by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

This Agreement shall continue in effect with respect to the Trust until , 2006 and indefinitely thereafter for so long as such continuance is approved at least annually by vote of the Trust's Board of Trustees; provided, however, that this Agreement may be terminated at any time with respect to the Trust or any Portfolio of the Trust by six months' written notice given by FSC to the Trust or six months' written notice given by the Trust to FSC; and provided further that this Agreement may be terminated immediately at any time for cause either by the Trust or by FSC in the event that such cause remains unremedied for a reasonable period of time not to exceed ninety (90) days after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Paragraph 13 hereof.

Upon the termination hereof, the applicable Portfolio(s) shall pay to FSC such compensation as may be due for the period prior to the date of such termination. In the event that the Trust designates a successor to any of FSC's obligations hereunder, FSC shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by FSC hereunder. To the extent that FSC incurs expenses related to a transfer of responsibilities to a successor, FSC shall be entitled to be reimbursed for such expenses, including any out-of-pocket expenses reasonably incurred by FSC in connection with the transfer.

18. LIABILITY. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF THE TRUST AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS OR SHAREHOLDERS OF THE TRUST INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF THE TRUST'S PORTFOLIOS. FSC AGREES THAT NO SHAREHOLDER, TRUSTEE, OR OFFICER OF THE TRUST MAY BE HELD PERSONALLY LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF THE TRUST ARISING OUT OF THIS AGREEMENT. WITH RESPECT TO ANY OBLIGATIONS OF THE TRUST ON BEHALF OF ITS PORTFOLIOS ARISING OUT OF THIS AGREEMENT, FSC SHALL LOOK FOR PAYMENT OR SATISFACTION OF ANY OBLIGATION SOLELY TO THE ASSETS AND PROPERTY OF THE PORTFOLIO TO WHICH SUCH OBLIGATION RELATES AS THOUGH THE TRUST HAD SEPARATELY CONTRACTED WITH FSC BY SEPARATE WRITTEN INSTRUMENT WITH RESPECT TO EACH OF ITS PORTFOLIOS.

19. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof. The captions in this Agreement are intended for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement and hereunto affixed their respective seals, as of the day and year first above written.

FIDELITY RUTLAND SQUARE TRUST, ON BEHALF OF ITS
PORTFOLIOS
By_________________________________
Name:______________________________
Title:_______________________________
FIDELITY SERVICE COMPANY, INC.
By_________________________________
Name:______________________________
Title:_______________________________

Schedule A